Press Release
FOR IMMEDIATE RELEASE	Contact: Mark Castaneda, CFO (336) 719-4379

PIKE ELECTRIC ELECTS ANDREW J. SCHINDLER TO BOARD

MOUNT AIRY, N.C., January 23, 2006 — Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced that Andrew J. Schindler, former chairman of Reynolds American Inc., has been elected to Pike Electric’s Board of Directors, effective January 23, 2006. Stuart Janney III resigned from Pike Electric’s Board to maintain the seven-member board structure.

"Mr. Schindler brings a wealth of solid business, financial and operational leadership to the table, and will make a great addition to the Pike Electric Board," said J. Eric Pike, chairman and chief executive officer. “We are pleased that Mr. Schindler has decided to join our Board as he is an experienced director that we expect will bring additional leadership to our team. As well, I’m grateful to Mr. Janney for his contributions to the Board. We will continue to add independent directors as we transition to a board having a majority of independent directors." Mr. Schindler is former chairman, chief executive and president of R.J. Reynolds Tobacco Holdings Inc., the second-largest cigarette company in the United States. He joined R.J. Reynolds Industries Inc. in 1974. After a series of positions of increasing responsibility he was named director of manufacturing for Nabisco Foods Co. in 1987. Returning to R.J. Reynolds Tobacco in 1988 as vice president of personnel, Mr. Schindler moved to operations the following year and in 1994 was named president and COO. The next year, he became president and CEO and in 1999 he was named chairman, president and CEO of R.J. Reynolds Tobacco Holdings Inc.

He achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. Mr. Schindler earned a bachelor's degree from Franklin and Marshall College in Lancaster, Pa., and holds an MBA from The Wharton School of the University of Pennsylvania. Mr. Schindler is a member of the Wake Forest University Board of Trustees and the boards of directors of ArvinMeritor Inc., Winston-Salem Alliance, Winston-Salem Business, Inc. and Idealliance.

Mr. Schindler will serve on the Audit, Compensation and Nominating and Governance Committees which will result in a majority of independent directors on these committees in accordance with NYSE Rule 303A.

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About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is quoted on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the company’s website at www.pike.com